EXHIBIT 4.24

Dated 27 August, 2010

The Commissioners of Her Majesty’s Treasury The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc

SUPPLEMENTAL AGREEMENT relating to The Royal Bank of Scotland plc’s participation in the UK Asset Protection Scheme

Slaughter and May One Bunhill Row London EC1Y 8YY (MJXT/GBC) CF102070010

CONTENTS

1.	INTERPRETATION	3
2.	AMENDMENT	4
3.	POST-ACCESSION DATA	4
4.	REPRESENTATIONS AND WARRANTIES	5
5.	COUNTERPARTS	5
SCHEDULE 1 (New clauses of the Accession Agreement)		6
SCHEDULE 2 (New schedule 5 to the Accession Agreement)		8

DATE: 27 August, 2010

PARTIES:

1.	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

2.
The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Participant”); and

3.
The Royal Bank of Scotland Group plc, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Initial Parent”).

BACKGROUND:

A.	On 19 January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the UK Asset Protection Scheme (the “Scheme”).

B.
On 26 November 2009, the Participant agreed to participate in the Scheme pursuant to an accession agreement (the “Accession Agreement”) made between the Treasury, the Participant and the Initial Parent.

C.
The parties to this Agreement (the “Parties”) have agreed to amend the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant has agreed to enter into certain supplemental obligations.

IT IS AGREED:

1.	INTERPRETATION

1.1       In this Agreement;

(A)
“Future Post-Accession Data” means all the Post-Accession Data in respect of the Restated Assets delivered (or required by the Scheme Documents to be delivered) to the Treasury on or after the date of this Agreement;

(B)	“Historic Post-Accession Data” means all the Post-Accession Data in respect of the Restated Assets delivered to the Treasury before the date of this Agreement;

(C)	“Participant Entities” means the Participant and the Initial Parent;

(D)	“Restated Assets” means the Covered Assets in respect of which the Initial Data was restated pursuant to the SCP Restatement; and

(E)	“SCP Restatement” means the Participant’s restatement of the Initial Data on 28 May 2010.

1.2
Capitalised terms used but not defined in this Agreement shall have the respective meanings given to them in the Accession Agreement (including on the basis set out in clause 1.1(B) of the Accession Agreement).

1.3	Condition 57 shall apply to this Agreement mutatis mutandis except that in this Agreement references to Clauses and Schedules are references to clauses of, and schedules to, this Agreement.

1.4	The Schedules form part of this Agreement.

1.5	This Agreement is hereby designated a Scheme Document.

2.	AMENDMENT

2.1	The Accession Agreement shall be amended with effect from and including the date of this Agreement by:

(A)	the insertion of new clauses 12.3 to 12.5 as set out in Schedule 1 into the Accession Agreement immediately after clause 12.2 thereof;

(B)	the insertion of new clauses 17.5 and 17.6 as set out in Schedule 1 into the Accession Agreement immediately after clause 17.4 thereof; and

(C)	the deletion in its entirety of schedule 5 to the Accession Agreement and the insertion of a new schedule 5 as set out in Schedule 2 in its place.

2.2	The Accession Agreement shall, save as expressly provided in this Agreement, continue in full force and effect.

3.	POST-ACCESSION DATA

3.1
Without prejudice to Conditions 17.10 to 17.12, the Participant shall not later than 30 September 2010 deliver to the Treasury the Historic Post-Accession Data restated so as to reflect the SCP Restatement in accordance with the Data Field Rules for the Post-Accession Data.

3.2
The obligation in Clause 3.1 shall be a Specified Obligation. Condition 31.4(A) shall apply to such obligation mutatis mutandis. This Clause 3.2 shall be deemed for the purpose of Condition 31.5 to form part of the Accession Agreement.

3.3	The Parties acknowledge and agree that:

(A)
Clause 3.1 requires the restatement in full of the Historic Post-Accession Data, such that all the data is required to be restated and not merely the data relating specifically to the Restated Assets; and

(B)	Condition 15.9 requires the restated Historic Post-Accession Data to be accompanied by a Reconciliation Statement.

3.4	The Parties acknowledge and agree that the Future Post-Accession Data shall reflect the SCP Restatement in accordance with the Data Field Rules for the Post-Accession Data.

4.	REPRESENTATIONS AND WARRANTIES

Each Participant Entity represents and warrants to the Treasury on the date of this Agreement as follows:

(A)	it is a company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(B)	it has the power to own its assets and carry on its business as it is being conducted;

(C)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations, subject to any general principles of law limiting such obligations;

(D)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

(E)
the entry into and performance by it of this Agreement and the transactions contemplated by this Agreement do not conflict with (i) any Applicable Law or (ii) the constitutional documents of any member of the Participant’s Group; and

(F)	(i)
all Authorisations that are (singly or in the aggregate) material in the context of this Agreement and are required (a) to enable it lawfully to enter into, and exercise its rights and comply with its obligations pursuant to, this Agreement and (b) to make this Agreement admissible in evidence in its jurisdiction of incorporation; and

(ii) all Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably and having made all due and reasonable enquiries) is aware, there are no circumstances which might reasonably be expected to lead to any of such Authorisations being revoked, suspended, varied or refused renewal to an extent which would be, or would be reasonably likely to be, (singly or in the aggregate) material in the context of this Agreement.

5.	COUNTERPARTS

Clause 23 of the Accession Agreement shall apply to this Agreement mutatis mutandis.

SCHEDULE 1

(New clauses of the Accession Agreement)

New clauses 12.3 to 12.5

Implied Writedown

12.3
In addition to the circumstances set out in Condition 5.9, an “Implied Writedown” will occur in respect of a Covered Asset (irrespective of whether the contracts relating to that Covered Asset provide for writedowns, principal deficiencies or realised or applied losses as described in the definition of Writedown) if either or both of (A) and (B) below is the case:

(A)
on any two successive Relevant Payment Dates, the Covered Asset has a rating of Caa2 or below by Moody’s Investor Services Limited, CCC or below by Standard & Poor’s Rating Services or Fitch Ratings Ltd or a comparable rating from an internationally recognised credit rating agency; and

(B)
on any two successive Relevant Payment Dates, the Mark-to-Market Value of the Covered Asset is equal to or less than 40 per cent. of the Par Value of the Covered Asset, in each case as at such Relevant Payment Date,

12.4	For the purpose of Clause 12.3:

(A)
“Mark-to-Market Value” means, in respect of a Covered Asset and as at any date, the daily mark-to-market price attributed to that Covered Asset on such date in the reporting systems of the relevant Covered Entity in accordance with IFRS and its ordinary business practices from time to time, consistently applied, provided that the basis on which that Covered Entity and the Participant’s Group treat assets and exposures which form part of Covered Assets does not differ from the basis on which that Covered Entity and the Participant’s Group treat equivalent assets and exposures of that Covered Entity and the Participant’s Group which do not form part of Covered Assets;

(B)	“Par Value” means, in respect of a Covered Asset and as at any date:

(i)	the sum of (a) the nominal face amount of that Covered Asset upon its original issuance and (b) any increase in the nominal face amount of that Covered Asset following its original issuance; less

(ii)	the aggregate amount of principal repayments in respect of that Covered Asset following its original issuance to and including such date,

in each case as shown, where applicable, in the then most recently published servicing or asset management or similar report for the relevant transaction. Writedowns, principal deficiencies or realised or applied losses as described in the definition of Writedown shall not reduce the Par Value of a Covered Asset; and

(C)	“Relevant Payment Dates” means, in respect of a Covered Asset:

(i)	the most recent payment date under that Covered Asset which falls before 17 August 2010; and

(ii)	the payment dates under that Covered Asset which fall on or after 17 August 2010.

12.5
References in the Scheme Documents to Condition 5.9 and Implied Writedown shall be deemed to refer to Condition 5.9 and/or Clause 12.3 and to the definition of implied Writedown set out in Condition 5.9 and/or Clause 12.3.

New clauses 17.5 and 17.6

Consultation before asset withdrawal

17.5	Before delivering a Pre-Trigger Withdrawal Notice or a Post-Trigger Withdrawal Notice in respect of the whole (or a specified Vertical Slice) of a Covered Asset, the Participant shall:

(A)	give written notice to the Treasury setting out:

(i)	why the Participant considers the Covered Asset (or specified Vertical Slice) ought to be withdrawn from the Scheme; and

(ii)
the waivers in respect of the Scheme Documents or other steps which the Participant considers would be required to be given or taken in order for the Covered Asset (or specified Vertical Slice) to remain in the Scheme without the Participant being in breach of its obligations under the Scheme Documents; and

(B)
thereafter (acting in good faith) consult and engage in a constructive, open and transparent dialogue with the Treasury and its Representatives for the purpose of considering whether the Covered Asset (or specified Vertical Slice) ought to remain within the Scheme.

17.6
Clause 17.5(B) shall not be construed so as to require the Participant to consult and engage in dialogue with the Treasury and its Representatives for any longer than five Business Days, provided that the Participant shall use all reasonable endeavours to ensure that any queries raised or representations made by the Treasury are properly addressed within the period of consultation and dialogue.

SCHEDULE 2

(New schedule 5 to the Accession Agreement)

Covered Asset Class or group of Covered Asset Classes	Step-in Threshold Amount (£ billions)
Residential Mortgage	4.1
Consumer Finance	14.5
Bond	0.4
Loan	21.3
Lease Finance	0.6
Project Finance	0.6
Leveraged Finance	7.4
Commercial Real Estate Finance	10.6
Structured Finance	Prior to 17 August 2012: 11.7 On or after 17 August 2012: 9.7
Derivatives	6.9

IN WITNESS of which this Agreement has been entered into on the date which first appears on page 1 above.

Signed by two of	) /s/ Jeremy Wright	(sign)
The Commissioners of Her Majesty’s Treasury	) ) Jeremy Wright	(print)
	) ) 26 August 2010	(dated)

) /s/ Angela Watkinson	(sign)
) ) Angela Watkinson	(print)
) ) 26 August 2010	(dated)

Signed for and on behalf of	) /s/ John Whitehead	(sign)
The Royal Bank of Scotland plc acting by its duly appointed attorney	) ) John Whitehead	(print)
	) ) 27 August 2010	(dated)

Signed for and on behalf of	) /s/ John Whitehead	(sign)
The Royal Bank of Scotland plc acting by its duly appointed attorney	) ) John Whitehead	(print)
	) ) 27 August 2010	(dated)